Exhibit 4.2

OFFICERS’ CERTIFICATE

PURSUANT TO SECTION 301 OF THE INDENTURE

FLOATING RATE SENIOR NOTES DUE 2007

We, the undersigned Wm. Michael Warren, Jr., Chairman and Chief Executive Officer, and G. C. Ketcham, Executive Vice President, Chief Financial Officer and Treasurer, of Energen Corporation, an Alabama corporation (the “Company”), in accordance with Section 301 of the Indenture, dated as of September 1, 1996 (the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”), and pursuant to the Board Resolution adopted by the Company’s Board of Directors on October 6, 2004, do hereby establish a series of debt securities with the following terms and characteristics (capitalized terms used and not defined herein have the meanings specified in the Indenture, and the lettered clauses set forth below correspond to the lettered subsections of Section 301 of the Indenture):

(a) the title of the securities of such series shall be “Floating Rate Senior Notes due 2007” (the “Notes”);

(b) the aggregate principal amount of Notes which may currently be authenticated and delivered under the Indenture shall be limited to $100,000,000, except as contemplated in Section 303 of the Indenture; the Company may, in the future, without the consent of the holders of the Notes, issue and sell additional notes on the same terms and conditions and with the same CUSIP numbers as the Notes, and such additional notes shall be deemed to be part of the same series as the Notes and will vote together with all other notes of such series for purposes of amendments, waivers and all other matters with respect to such series;

(c) except as otherwise provided in the form of Note attached hereto with respect to payment at the Stated Maturity Date (as hereinafter defined) or any redemption or acceleration thereof, interest on the Notes shall be payable to the Person or Persons in whose names the Notes are registered at the close of business on the Regular Record Date (as hereinafter defined) for such interest; any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders of the Notes on such Regular Record Date and may either be paid to the Person or Persons in whose name the Notes are registered at the close of business on a Special Record Date (as defined in the Indenture) for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders of the Notes not less than ten (10) nor more than fifteen (15) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture;

(d) the principal of the Notes shall be due and payable on November 15, 2007 (the “Stated Maturity Date”), unless redeemed or otherwise repaid prior to the Stated Maturity Date as provided herein;

(e) the Notes shall bear interest at the Three-Month LIBOR Rate on the relevant Interest Reset Date plus ..35% for each Interest Period, as determined by the Calculation Agent. Interest on the Notes will be payable quarterly on February 15, May 15, August 15 and November 15 of each year (each, an “Interest Payment Date”), commencing February 15, 2005. The interest rate for the initial Interest Period will be the Three-Month LIBOR Rate, determined as of two London Banking Days prior to November 19, 2004, plus .35% per annum. The initial Interest Period will be the period from and including November 19, 2004 to but excluding the initial Interest Payment Date. Interest on overdue principal and interest will be paid at the Three-Month LIBOR Rate plus .35%. The Three-Month LIBOR Rate will be reset quarterly on each Interest Payment Date (each of these dates is referred to as an “Interest Reset Date”), beginning on February 15, 2005. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Holder in whose name the Notes, as applicable, are registered at the close of business on the February 1, May 1, August 1 or November 1 (whether or not a Business Day; each, a “Regular Record Date”) next preceding the respective Interest Payment Date.

Interest on the Notes will be computed on the basis of a 360-day year and the actual number of days in an Interest Period. All percentages resulting from any calculation of the interest rate with respect to these Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (for example, 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or ..0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate for these Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Promptly upon determination, the Calculation Agent shall inform the Trustee and the Company of the interest rate for the next Interest Period. The Calculation Agent will, upon the request of any Holder of the Notes, provide the interest rate then in effect, and, if determined, the interest rate with regards to such Notes which will become effective with respect to the next Interest Period. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the Holders of the Notes.

“Three-Month LIBOR Rate” means the rate for deposits in U.S. dollars having a three-month maturity, commencing on the applicable Interest Reset Date which appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on the second London Banking Day prior to the applicable Interest Reset Date. If this rate does not appear on Telerate Page 3750, the Calculation Agent will determine the rate on the basis of the rates at which deposits in U.S. dollars having a three month maturity are offered by four major banks in the London interbank market (selected by the Calculation Agent) at approximately 11:00 a.m., London time, on the second London Banking Day prior to the applicable Interest Reset Date to prime banks in the London interbank market, commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the Calculation Agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that Interest Date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the second London Banking Day prior to the applicable Interest Reset Date for loans in U.S. dollars having a three month maturity to leading European banks, commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time.

“London Banking Day” means any business day in which dealings in U.S. dollars are transacted in the London interbank market.

“Business Day” means a day which is not a day when banking institutions in the city in which the Trustee administers its corporate trust business, currently New York City, or in the place of payment, are authorized or required by law or regulation to be closed, and that is also a “London Banking Day.”

“Telerate Page 3750” means the display page so designated on the Moneyline Telerate, Inc. (or such other page as may replace such page on that service or any successor service for the purpose of displaying London interbank offered rates of major banks).

“Calculation Agent” means The Bank of New York until such time as the Company appoints a successor calculation agent.

“Interest Period” means the period commencing on an Interest Payment Date or commencing on November 19, 2004 if no interest has been paid or duly made available for payment since that date and ending on the day before the next succeeding Interest Payment Date or the Stated Maturity Date, as the case may be.

(f) the corporate trust office of The Bank of New York in the City of Jacksonville, State of Florida shall be the office or agency of the Company at which the principal of, and premium, if any, and interest on, the Notes shall be payable, at which Notes may be surrendered for registration of transfer and exchange and at which notices and demands to or upon the Company with respect to the Notes and the Indenture may be served;

(g) the Notes will be redeemable, in whole or in part, at the Company’s option, on any Interest Payment Date, on or after November 15, 2005, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of Notes being redeemed to the Redemption Date;

(h) not applicable;

(i) the Notes shall be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000;

(j) the Notes shall be issued in global form (the “Global Notes”) and the depositary for the Global Notes shall be The Depository Trust Company; interests in the Global Notes may not be exchanged, in whole or in part, for the individual securities represented thereby, except that if (l) the depositary notifies the Company that it is unwilling or unable to continue as a depositary for the Notes or has ceased to be qualified to act as such or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days, (2) the Company, in its sole discretion, determines at any time that the Notes will no longer be represented by the Global Notes, or (3) there shall have occurred and be continuing an Event of Default with respect to the Notes, then the Company will issue individual certificated Notes in exchange for the Global Notes; so long as the depositary, or its nominee, is the registered owner of the Global Notes, such depositary or nominee, as the case may be, will be considered the owner of such Global Notes for all purposes under the Indenture and owners of beneficial interests in such Global Notes will not be considered the Holders thereof for any purpose under the Indenture; no Global Note representing the Notes shall be exchangeable, except for another Global Note of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee;

(k) not applicable;

(l) not applicable;

(m) not applicable;

(n) not applicable;

(o) not applicable;

(p) not applicable;

(q) not applicable;

(r) not applicable;

(s) no service charge shall be made for the registration of transfer or exchange of the Notes; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange;

(t) if any Interest Payment Date (other than the Stated Maturity Date) for the Notes falls on a day that is not a Business Day, the Interest Payment Date will be the next succeeding Business Day. If the Stated Maturity Date for the Notes falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Stated Maturity Date. “Business Day” shall have the meaning set forth in subsection (e) above;

(u) the Notes shall be in substantially the form attached hereto as Exhibit A, which form is hereby authorized and approved and shall have such further terms as set forth in such form.

IN WITNESS WHEREOF, we have hereunto signed our names this 19th day of November, 2004.

Wm. Michael Warren, Jr. Chairman and Chief Executive Officer

G. C. Ketcham Executive Vice President, Chief Financial Officer and Treasurer